Exhibit 12
                                                                     ----------

                                             CONRAIL INC.
                                             -----------
                         COMPUTATION OF THE RATIO OF EARNINGS TO FIXED CHARGES
                         -----------------------------------------------------
                                            ($ In Millions)


                           Quarters Ended  Quarters Ended  Quarters Ended  Quarters Ended      Years Ended
                              March 31,       June 30,      September 30,   December 31,       December 31,
                           --------------  --------------  --------------  --------------  -----------------
                            1993     1992  1993      1992  1993      1992  1993      1992  1993  1992   1991
                            ----     ----  ----      ----  ----      ----  ----      ----  ----  ----   ----
Earnings
- --------
  Pre-tax income (loss)     $ 73     $ 61  $137      $124  $ 58      $124  $172      $151  $440  $460  $(335)
    Add:
      Interest expense        44       43    46        43    48        43    47        43   185   172    181
      Rental expense
       interest factor         7        6     5         6     5         6    12         8    29    26     19
    Less equity in
       undistributed
       earnings of 20-50%
       owned companies        (9)       2     2         1    (4)        2    (3)       (1)  (14)    4     (7)
                            ----     ----  ----      ----  ----      ----  ----      ----  ----  ----   ----
Earnings available for
 fixed charges (loss)       $115     $112  $190      $174  $107      $175  $228      $201  $640  $662  $(142)
                            ====     ====  ====      ====  ====      ====  ====      ====  ====  ====   ====
Fixed Charges
- -------------
  Interest expense            44       43    46        43    48        43    47        43   185   172    181
  Rental expense interest
   factor                      7        6     5         6     5         6    12         8    29    26     19
  Capitalized interest                        1                         1                     1     1      1
                            ----     ----  ----      ----  ----      ----  ----      ----  ----  ----   ----
Fixed charges               $ 51     $ 49  $ 52      $ 49  $ 53      $ 50  $ 59      $ 51  $215  $199  $ 201
                            ====     ====  ====      ====  ====      ====  ====      ====  ====  ====   ====
Ratio of earnings to
 fixed charges              2.25x    2.29x 3.65x     3.55x 2.02x     3.50x 3.86x     3.94x 2.98x 3.33x     -
                            ====     ====  ====      ====  ====      ====  ====      ====  ====  ====   ====

Note:For the purpose of computing the ratio of earnings to fixed charges, earnings represent income before income taxes plus fixed charges, less equity in undistributed earnings of 20% to 50% owned companies.  Fixed charges represent interest expense together with interest capitalized and a portion of rent under long-term operating leases representative of an interest factor.  After the 1991 special charge of $719 million, earnings available for fixed charges for the year ended December 31, 1991 were inadequate by $343 million.
